Exhibit 99.2
PRESS RELEASE

Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com
ICE Appoints Scott A. Hill Chief Financial Officer;
Richard V. Spencer Named ICE Vice Chairman
ATLANTA, GA (May 2, 2007) — IntercontinentalExchange (NYSE: ICE), the leading electronic energy marketplace and soft commodity exchange, today announced the appointment of Scott A. Hill as Senior Vice President, Chief Financial Officer of ICE. A 16-year international finance executive for IBM, Hill will become the CFO of ICE effective May 14, 2007. Richard V. Spencer, ICE Senior Vice President and CFO since December 2001 was recently appointed Vice Chairman of the New York Board of Trade, and has been named to the newly created post of Vice Chairman of ICE.
“We are thrilled to bring Scott into our rapidly expanding organization and believe his range of practical experience in accounting, corporate finance and strategic planning and execution, as well as in mergers, acquisitions, and business integrations will be invaluable,” said ICE Chairman and CEO Jeffrey C. Sprecher. “Scott’s talent and track record, including challenging assignments in the U.S., Europe and Asia, will make him a valuable addition to our management team as we pursue a wide range of corporate and strategic initiatives to build long-term value for shareholders.”
“I look forward to joining the highly-regarded ICE management team and contributing to the continued growth of the company,” said Hill. “The opportunity to be a part of the most dynamic, global and entrepreneurial company within the derivatives sector is truly exciting. Coming from a blue-chip diversified technology company, I was impressed by ICE’s business model, level of technology sophistication and platform for growth.”
Spencer will serve as Vice Chairman of ICE and NYBOT, as well as a member of the NYBOT Board of Directors. Spencer will remain Vice Chairman through the end of 2007 to facilitate the transition of the CFO responsibilities to Hill, and he will serve as a strategic financial advisor to ICE.
Sprecher added: “Richard has played a valuable role on the management team since he joined us in 2001. We are grateful for his contributions to date, including overseeing the process of our IPO in 2005, our secondary offering and the acquisition of the NYBOT, as well as his leadership in the successful integration of the NYBOT. We are pleased to have the benefit of Richard’s counsel in his role as Vice Chairman of ICE and as he supports Scott in his transition to the CFO role.”
“It has been truly gratifying to be a member of the ICE management team and to build on our successes as an organization over the past five years,” said Richard Spencer. “I am pleased to be able to assist with the transition and continue to work with Jeff, Scott and the ICE and NYBOT boards as we execute on the opportunities ahead.”
Hill served as Vice President and Controller of IBM Japan’s multi-billion dollar business operation from 2003 through 2005. Most recently, he returned to the corporate office in New York to oversee IBM’s worldwide financial forecasts and measurements, working alongside the CFO of IBM and working with all of the company’s global business units.
Joining IBM in 1991 as an accounting analyst, Hill was promoted through a number of finance roles until he was named Manager of Financial Consolidation and Pricing in 1998. He moved to Paris in 2000 to serve as Financial Controller of IBM’s multi-billion European Technology Services business. In 2002, he returned to IBM’s headquarters to work with the IBM CFO. He soon became Assistant Controller and Head of Financial Strategy and Budgets for IBM, working on financial modeling and capital structure.
A native of Texas, Hill earned a BBA in Finance with high honors from the University of Texas in Austin and an MBA from New York University, where he was recognized as a Stern Scholar.
Spencer joined ICE from Crossroads Investment Advisers, L.P., a private equity investment firm, where he served as President from 1998 to 2001. Previously, he was a Senior Vice President with the Private Funds Group of Donaldson, Lufkin & Jenrette and a director with the Private Equity Group of Merrill Lynch in Atlanta. From 1990 to 1994, Spencer oversaw the Canadian operations of First Chicago. He has also worked in corporate finance, marketing and underwriting roles for Bear, Stearns and Co., Inc. and Goldman, Sachs & Co.
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates the leading global, electronic marketplace for trading both futures and OTC energy contracts and the leading soft commodity exchange. ICE’s markets offer access to a range of contracts based on crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities including cocoa, coffee, cotton, ethanol, orange juice, wood pulp and sugar, in addition to currency and index futures and options. ICE® conducts its energy futures markets through its U.K. regulated London-based subsidiary, ICE Futures, Europe’s leading energy exchange. ICE Futures offers liquid markets in the world’s leading oil benchmarks, Brent Crude futures and West Texas Intermediate (WTI) Crude futures, trading nearly half of the world’s global crude futures by volume of commodity traded. ICE conducts its agricultural commodity futures and options markets through its U.S. regulated subsidiary, the New York Board of Trade®. For more than a century, the NYBOT® has provided global markets for food, fiber and financial products. ICE was added to the Russell 1000® Index on June 30, 2006. Headquartered in Atlanta, ICE also has offices in Calgary, Chicago, Houston, London, New York and Singapore. For more information, please visit www.theice.com and www.nybot.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the Company’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 26, 2007.